UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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JBS S.A.

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Mason Capital Management LLC

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Mason Capital Management LLC, a shareholder of JBS S.A. (the “Company”), today released the following statement to fellow shareholders and the investing public regarding the upcoming shareholder vote currently scheduled for May 23, 2025, to approve the Company’s proposed corporate reorganization and dual listing:

MASON CAPITAL MANAGEMENT SENDS LETTER TO SEC REQUESTING IMMEDIATE INVESTIGATION INTO PROXY ADVISORY RECOMMENDATIONS REGARDING JBS DUAL LISTING PROPOSAL

U.S. Listing is Expected to Unlock Meaningful Shareholder Value While Increasing Regulatory Oversight of JBS

ISS and Glass Lewis Recommendations Exhibit Material Deficiencies and Conflicts

Mason Urges Fellow Shareholders to Vote FOR Dual Listing Proposal at Extraordinary General Meeting

NEW YORK, May 15, 2025 – Mason Capital Management LLC (“Mason”), a registered investment advisor to funds and accounts owning 2.4% of the minority shares of JBS S.A. (“JBS” or the “Company”) (BVMF: JBSS3), today sent a letter to the United States Securities and Exchange Commission (“SEC”) urging the SEC to initiate an inquiry into recent proxy advisory recommendations issued by Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) in connection with JBS’s proposed listing on the New York Stock Exchange (“NYSE”).

In the letter, Mason highlights the compelling strategic rationale for JBS’s dual listing and the clear benefits it will deliver to the Company and its shareholders, including an expected valuation uplift, greater access to capital, enhanced index inclusion, and improved governance and regulatory oversight under U.S. securities laws. Mason believes the dual listing represents a multi-billion-dollar value opportunity for minority shareholders based on the trading multiples of U.S.-listed peers.

Accordingly, Mason calls into question the objectivity and process underlying the ISS and Glass Lewis recommendations against JBS’s dual listing proposal and requests that the SEC assess whether the proxy advisory recommendations comply with applicable proxy solicitation and investment adviser standards. Mason finds that the recommendations suffer from material analytical and procedural deficiencies and appear to reflect ideological and political considerations rather than sound economic or governance analysis.

The full text of the letter follows:

Michael E. Martino
Founder and Principal

Mason Capital Management LLC
May 15, 2025

Chair

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Request for Investigation into Proxy Advisory Recommendations Regarding JBS U.S. Listing Proposal

Dear Chair Atkins:

Mason Capital Management LLC (“Mason Capital”), a significant shareholder (owning 2.4% of the minority shares) in JBS S.A. (“JBS”), the world’s largest meat processing company, writes to formally request that the Securities and Exchange Commission (“SEC”) initiate an inquiry into recent proxy advisory recommendations issued by Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) in connection with JBS’s proposed listing on the New York Stock Exchange (“NYSE”). Mason Capital endorses JBS’s proposed U.S. listing and urges fellow investors to support JBS, relying on their own independent analysis rather than the politically motivated recommendations of ISS and Glass Lewis. The recommendations to vote against the JBS proposal appear to exhibit material analytical and procedural deficiencies, as well as institutional conflicts that warrant regulatory scrutiny under the Securities Exchange Act and related guidance—clearly running contrary to the advisory firms’ stated mission of supporting long-term shareholder value and responsible stewardship.1 Voting with the politically motivated recommendations of ISS and Glass Lewis and against the proposal could result in over US$16 billion of shareholder value destruction—a figure that reflects the gap between the valuation under the status quo and the potential upside from approving the U.S. listing.2 Importantly, over US$5 billion of that value destruction would fall on minority shareholders. In addition to the economic considerations, we believe a vote in favor of the transaction would result in enhanced corporate governance driven by the disclosure requirements of the SEC.

I. Overview of the Proposal and Its Clear Shareholder Value

JBS is seeking to redomicile from Brazil to the Netherlands and establish a primary listing on the NYSE, alongside BDRs listed in Brazil. The strategic rationale is straightforward and compelling. The company has substantial U.S. operations, employs tens of thousands of American workers3 (who are also stockholders), and generates approximately 52% of its over $78 billion of revenue in the U.S.4 A U.S. listing could unlock a valuation uplift from approximately 5x to 8x EBITDA, consistent with the trading multiples of U.S.-listed peers such as Tyson Foods, potentially representing a multi-billion-dollar value opportunity for minority shareholders that is at risk if the proposal fails. A NYSE listing will also provide greater access to capital, enhanced index inclusion, and, most significantly, improved governance and transparency under U.S. securities laws.

The market has already reflected this positive outlook—JBS shares appreciated significantly in response to key announcements related to the planned reorganization, including a nearly 18% gain on March 17, 2025, the day the company disclosed an agreement with Brazilian development bank, BNDES, to abstain from the vote5 (JBS’s shares gained approximately 29% from March 17, 2025 and May 5, 2025), reinforcing investor confidence in the value potential of the proposed listing.

II. Deficiencies in Proxy Advisory Recommendations

Despite these clear shareholder benefits, ISS and Glass Lewis have recommended shareholders vote against the reorganization. These recommendations suffer from multiple deficiencies.

First, while both reports acknowledge that JBS “presented a sound rationale for the listing of its shares in the NYSE,” neither report meaningfully quantifies or analyzes the significant valuation uplift expected from the NYSE listing. This omission is material and violates Rule 14a-9, which prohibits solicitations that are misleading by virtue of omitted material facts.

1 ISS states that it “empowers investors and companies to build for long-term and sustainable growth by providing high quality data, analytics and insight.” Additionally, ISS's Global Voting Principles emphasize "accountability, stewardship, independence, and transparency," aiming to assist institutional investors in meeting their fiduciary requirements by promoting long-term shareholder value creation and risk mitigation. See Institutional Shareholder Services, ISS Mission and Values, https://www.issgovernance.com/file/core/ISS-Mission-and-Values.pdf. Glass Lewis states its mission as partnering with clients “in driving value creation through solutions that promote good governance and stewardship,” enabling institutional investors and publicly listed companies to make sustainable decisions based on research and data. See Glass Lewis, Sustainability Policy, https://resources.glasslewis.com/hubfs/Compliance/Sustainability%20Policy.pdf.

2 As the largest protein company in the world, we believe JBS would warrant a premium valuation with the cheaper cost of capital associated with a U.S. listing. Goldman Sachs believes JBS should “at least trade at par to Tyson” if listed in the U.S. See Goldman Sachs, JBS (JBSS3.SA): Attractive entry point – Feedback on the dual-listing, shareholders vote, 1Q25 results and more, Equity Research, May 6, 2025. Applying Tyson’s 7.8x 2025 EV / EBITDA multiple to JBS’ 2025 U.S. GAAP estimates, we believe JBS shares are worth BRL$75. If the U.S. listing is not approved during the extraordinary general meeting, we believe recent gains will be reversed and the stock could trade at a multiple of 5.0x, yielding a price of BRL$32 per share.

3 As disclosed in JBS’s April 2025 institutional presentation, the company employs approximately 78,000 team members across the United States and Canada, reinforcing its status as a major U.S. employer and underscoring the material relevance of its proposed U.S. listing. See JBS S.A., Institutional Presentation, April 2025, slide 6.

4 According to JBS S.A.’s April 2025 Institutional Presentation, approximately 52% of the company’s consolidated revenue is generated from operations based in the United States, and 51% of its total revenue is derived from sales to U.S. customers. These figures underscore the centrality of the U.S. market to JBS’s global business model and further support the rationale for seeking a U.S. primary listing. See JBS S.A., Institutional Presentation, April 2025, slide 3.

5 On March 17, 2025, JBS disclosed that BNDESPar, which owns approximately 21% of the company's common stock, had agreed to abstain from voting on the proposed reorganization. Combined with the controlling shareholders' pre-existing agreement not to vote, this left the decision in the hands of the remaining public shareholders, who collectively hold roughly 30% of the outstanding shares. The abstention by these two major blocks eliminated uncertainty regarding internal control dynamics and reassured the market that the outcome would reflect the economic interests of minority investors. This clarity and perceived alignment with shareholder value were widely interpreted as increasing the likelihood of the proposal's passage and contributed to the nearly 18% increase in JBS’s share price following the announcement.

Second, the ISS and Glass Lewis reports cite the introduction of a dual-class structure as a basis for opposition, focusing on the preservation of the founding shareholders’ control. However, this control is not new—it exists today under the company's single-class structure in Brazil and the proposed reorganization does not change constructive control. Comparable U.S.-listed companies, such as Tyson Foods, operate under similar capital structures without penalty. Moreover, the proposed Class B shares will not be publicly traded, and the economic rights of minority shareholders remain fully intact.6 The structure also includes important new safeguards for minority shareholders, such as a minimum 20% free float, further enhancing governance under the proposal.7

Third, the ISS and Glass Lewis reports raised generalized concerns about redomiciling to the Netherlands and the potential impact on shareholder protections. Yet the Netherlands is a standard jurisdiction for many global companies, provides strong legal frameworks and bilateral investment treaties, and is certainly no less favorable to minority shareholders than JBS’s current structure domiciled in Brazil. More importantly, under the proposal, as a foreign private issuer listed on the NYSE, JBS would become subject to U.S. disclosure and regulatory oversight—voting down the proposal eliminates these additional governance benefits for shareholders. Additionally, given the listing of Level II BDRs, JBS will need to comply with Brazilian regulation and disclosure requirements similar to those currently applicable to JBS S.A. as a public company.8 These are all additive governance protections the proposal provides. This critical context is improperly omitted from both recommendations.

III. Broader Context: Politicization and Institutional Conflicts

The ISS and Glass Lewis recommendations appear to reflect ideological and political considerations rather than sound economic or governance analysis, clearly deviating from their stated mission of supporting long-term shareholder value. This is not mere speculation. Throughout the months-long listing process, JBS faced improper political pressure from ESG funds and advocacy groups (collectively, the “ESG Funds”), including failed efforts to block JBS’s listing with the SEC on non-financial, political grounds.9 Both ISS and Glass Lewis derive substantial revenue from institutional clients with strong ESG mandates.10 These dynamics have come under increasing scrutiny from policymakers, as highlighted in recent Congressional hearings focused on the disproportionate influence and conflicts of interest inherent in the proxy advisory industry.

6 JBS has publicly disclosed that “[t]he proposed restructuring ensures equal economic rights for Class A and Class B shares, with mechanisms for converting Class B shares into Class A shares. All shareholders will have the option to convert all or a portion of Class A shares into Class B shares, at a ratio of one to one, during the Conversion Period. Additionally, [JBS has] contractually granted tag-along rights to minorities, preserving certain features of the current set of minorities’ rights and value protection.”

7 The ISS and Glass Lewis reports also reference past misconduct by JBS’s controlling shareholders as a basis for opposing the reorganization. These events, primarily tied to corruption and compliance violations disclosed in 2017, have been publicly adjudicated and addressed through extensive legal and regulatory proceedings in both Brazil and the United States. The Batista family and J&F entered into plea agreements and paid substantial penalties, including over $256 million in FCPA-related fines to the U.S. Department of Justice and additional settlements with the SEC and Brazilian authorities. The brothers were temporarily barred from management roles and returned to the board only after the expiration of those sanctions in 2024. These issues, while historically significant, have no bearing on the governance structure or shareholder value creation at the heart of the listing proposal. From a shareholder’s perspective, the transaction concerns capital markets access, regulatory oversight under U.S. law, and valuation upside — not the re-litigation of resolved legal matters. Framing the recommendation around these legacy issues, without balancing the company’s remedial actions and the relevance to the proposed structure, risks misleading shareholders.

8 JBS has publicly stated that it “is committed to adhering to stringent disclosure requirements set forth by the SEC and CVM, while also being subject to Dutch laws and Civil Code.”

9 On September 8, 2024, a group of ESG-focused investors asked US regulators to deny JBS a pathway to trade shares in New York over allegations that the Brazilian meat company has failed to properly disclose its environmental impact. Mason Capital issued a demand letter to these funds (with Gary Gensler and the SEC copied) demanding that these specific ESG Funds cease and desist all improper attempts to obstruct the Company’s lawful registration with the SEC and pursuing a political agenda through improper means. A copy of one such demand letter is attached as Exhibit A herein.

10 ISS and Glass Lewis derive substantial revenue from institutional investors, including large asset managers and pension funds that often incorporate environmental, social, and governance (ESG) criteria into their proxy voting policies. According to congressional testimony from the National Association of Manufacturers, “[p]roxy firms have substantive beliefs and normative agendas” and “provide voting recommendations based on those standards to institutional investors who vote at public companies’ annual meetings.” Additionally, both firms offer custom policy implementation services, which enable ESG-focused clients to embed their own voting preferences across thousands of ballots — creating a business model inherently aligned with ideologically driven governance goals. These structural relationships may influence how proxy advice is framed, even absent direct client-by-client revenue disclosure.

The ISS report for JBS includes generic and boilerplate disclosures that the issuer may be a client of ISS’s affiliated consulting firm, ISS Corporate Solutions, Inc. However, it does not address any specific conflicts nor does it disclose the broader structural alignment between ISS’s voting recommendations and the preferences of its most economically significant clients—particularly ESG-focused institutional investors who leverage ISS to implement their policy mandates. This deeper alignment presents a source of embedded bias that is not disclosed or contextualized in the recommendation. Indeed, there is no mention of contacts, special meetings, economic overlap, or consulting agreements between ISS and the ESG Funds, which could be very material for shareholder evaluation of the recommendation. The use of automated voting by passive managers compounds this issue, potentially resulting in voting outcomes based on ideologically aligned recommendations rather than independent fiduciary analysis.

This situation is particularly concerning given its impact on U.S. markets and stakeholders, including thousands of U.S. employee stockholders. JBS operates across numerous states, often in rural and blue-collar regions, including Colorado, Texas, Iowa, Nebraska, Minnesota, Georgia, Pennsylvania, Wisconsin and Kentucky. Blocking a U.S. listing based on politicized governance concerns while ignoring the overwhelming benefits of greater SEC oversight directly harms American workers, capital markets, and long-term U.S. investors. We are unaware of any precedent in which proxy advisors have opposed a U.S. listing that would increase regulatory transparency, governance standards, and investor protection.

IV. Legal and Regulatory Grounds for SEC Review

The SEC has clear authority to act. Rules 14a-1(l) and 14a-2 of the Securities Exchange Act recognize that proxy voting advice may constitute a solicitation when it is designed to influence the voting decisions of shareholders. In this case, both the controlling shareholder and BNDES, have publicly committed to abstaining from voting on the transaction. As a result, the outcome of the proposal will be determined entirely by the minority shareholders, who collectively hold approximately 31% of the outstanding shares. Given this dynamic, the recommendations of ISS and Glass Lewis carry extraordinary influence in the vote’s outcome and should be subject to heightened scrutiny. As such, they fall within the scope of the Commission’s longstanding proxy solicitation framework.

Rule 14a-9 prohibits false or misleading statements or omissions in proxy solicitations, including the failure to disclose material facts necessary to make existing statements not misleading. In this context, the omission of any substantive discussion of the transaction’s expected valuation impact—particularly in light of peer multiples and the market’s positive response—raises serious concerns under this rule. Additionally, ISS is a registered investment adviser under the Investment Advisers Act of 1940 and is therefore subject to fiduciary obligations, including a duty of care and a duty to disclose all material conflicts of interest that could affect the objectivity of its recommendations. A failure to adequately disclose structural alignment with client interests or to apply consistent analytical rigor may constitute a breach of these obligations.

V. Fiduciary Risks to Institutional Investors

The influence of ISS and Glass Lewis on proxy voting outcomes extends far beyond their role as proxy advisors. Many institutional investors, particularly passive asset managers, adopt proxy advisory recommendations with limited internal review, often relying on automated or semi-automated systems. When proxy advice is shaped by ideological alignment rather than by shareholder value analysis—as appears to be the case here, in direct contravention of ISS’s and Glass Lewis’ stated objective to help drive value for shareholders through impartial analysis—blind reliance on that advice can expose institutional investors to fiduciary risk. Under ERISA and analogous fiduciary duty regimes, investment managers have an obligation to vote proxies in the best economic interests of their beneficiaries. Adopting recommendations that disregard clear shareholder value, such as the substantial valuation uplift presented by the JBS U.S. listing, may constitute a breach of that duty. At a minimum, institutional investors should be required to conduct independent evaluations when voting on economically significant matters. The SEC has previously acknowledged these concerns in its 2020 guidance, and this exact situation with JBS underscores the urgency of reinforcing these expectations.

VI. Conclusion and Request for Action

The JBS annual general meeting is scheduled for May 23, 2025. In light of the imminent nature of the shareholder vote, we respectfully urge the SEC to act without delay and initiate an inquiry into the objectivity and process underlying the ISS and Glass Lewis recommendations in this matter, assess whether those recommendations comply with applicable proxy solicitation and investment adviser standards, and consider issuing guidance to asset managers regarding the prudent use of third-party proxy advice where material economic interests are at stake and the harm is imminent and substantial.

We appreciate your timely attention to this matter and are willing to provide additional information or clarification.

Sincerely,

Michael E. Martino

Cc:	Jay Clayton (United States Attorney for the Southern District of New York)
Kenneth M. Garschina (Founder and Principal; Mason Capital)
Michael G. Cutini, Esq. (General Counsel; Mason Capital)
James C. Woolery, Esq. (Founding Partner; Woolery & Co)

About Mason Capital Management LLC

Mason Capital Management LLC is an absolute return focused investment firm that combines deep fundamental analysis with hard catalysts to drive value creation. Founded in July 2000 by Ken Garschina and Mike Martino, Mason’s strategies range from event-driven investing to corporate carve-outs and control acquisitions.

Contacts

Jonathan Gasthalter/Sam Fisher
Gasthalter & Co.
+1 (212) 257-4170

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Certain statements and information included herein have been sourced from third parties. Mason Capital Management LLC do not make any representations regarding the accuracy, completeness or timeliness of such third-party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

IMPORTANT ADDITIONAL INFORMATION

Mason Capital Management, LLC is a shareholder of JBS S.A. and is not soliciting proxies or acting in concert with the Company. This communication does not constitute and is not intended to be, and should not be construed as, a solicitation of any proxy, vote, or approval in connection with any shareholder meeting or corporate action. Mason Capital Management LLC will not deliver a proxy card and is not requesting the power to act as a proxy for any shareholder.

This communication reflects the views and opinions of Mason Capital Management, LLC based solely on publicly available information. It is not intended to provide investment, legal, or tax advice. Shareholders are encouraged to read the Company’s proxy materials furnished to the U.S. Securities and Exchange Commission (“SEC”), including the Form 6-K filed on May 9, 2025, before making any voting decisions.